Exhibit 99.1

JOINT FILING AGREEMENT

This will confirm the agreement (this “Agreement”) by and among all the undersigned that the Schedule 13D filed on or about this date and any amendments thereto with respect to beneficial ownership by the undersigned of shares of the common stock, par value $1.00 per share, of AV Homes, Inc. is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of November 15, 2013.

ODAV LLC

By:	JOSHUA NASH II LLC
Managing Member

By:	/s/ Joshua Nash
Name: Joshua Nash
Title: Sole Member of Joshua Nash II LLC

JOSHUA NASH II LLC

By:	/s/ Joshua Nash
Name: Joshua Nash
Title: Sole Member of Joshua Nash II LLC

JOSHUA NASH

By:	/s/ Joshua Nash
Name: Joshua Nash